Exhibit 10.1

Ford Motor Company

FORD AUTHORIZED

CONVERTER POOL AGREEMENT

THIS AGREEMENT is made this first day of Nov 1, 2010 (the “Effective Date”) between Supreme Indiana Operations, Inc with its principal place of business at 2581 E. Kercher Road, Goshen, Indiana 46528 (“Manufacturer”) and Ford Motor Company, a Delaware corporation with its principal place of business at The American Road, Dearborn, Michigan 48126 (“Ford”) (the “Agreement”).

WHEREAS, Ford is engaged in the business of manufacturing and marketing completed and incomplete motor vehicles, including Ford trucks and Ford truck chassis (“Vehicles”) and Ford sells such Vehicles to its authorized Ford Lincoln and Mercury dealers (“Authorized Ford Dealers”); and

WHEREAS, Manufacturer, as a final stage manufacturer, is engaged in the business of manufacturing and marketing modified completed vehicles and in the installation of special bodies and equipment on or in incomplete Vehicles, which installations include improvements, modifications, additions and changes (collectively, the “Modifications”) (all of which vehicles, as modified by Manufacturer, are referred to herein as “End Products”); and

WHEREAS, certain Authorized Ford Dealers desire to purchase the End Products and as such, purchase the Vehicles from Ford and the Modifications from the Manufacturer; and

WHEREAS, the price and terms and conditions of purchase of the Modifications from the Manufacturer are governed by agreement between the Manufacturer and the Authorized Ford Dealer, and Ford has no liability, obligation or responsibility with respect to the Modifications; and

WHEREAS, the parties to this Agreement (the “Parties”) desire to provide for Manufacturer to maintain Vehicles at Manufacturer’s location, at no charge to Manufacturer, for no more than 90 days, so as to facilitate the business operations of Ford, its Authorized Ford Dealers and Manufacturer, and so as to accommodate the production schedules of Ford and Manufacturer to the extent feasible, and Ford is willing to deliver such Vehicles on bailment to Manufacturer and Manufacturer is willing to accept delivery of these Vehicles from Ford, subject to the terms of this Agreement; and

WHEREAS, if there is no purchaser for the End Product after 90 days from Commencement of Bailment (as defined herein), Manufacturer shall pay Storage Charges (as defined herein) to Ford as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter contained, the Parties agree as follows:

1.     BAILMENT

Ford and Manufacturer agree that this Agreement shall constitute a bailment of the Vehicles ordered by Manufacturer from Ford (“Bailment”). Such Vehicles shall be held by Manufacturer as bailee of the Vehicles in accordance with the terms and conditions of this Agreement.

2.     FINAL STAGE MANUFACTURER

Manufacturer, as a final stage manufacturer, shall enter into a separate agreement with Authorized Ford Dealer for the price and terms and conditions of the purchase by Authorized Ford Dealer for the Modifications and Ford shall have no liability, obligation or responsibility for such Modifications or the terms and conditions thereof.

3.     FORD AUTHORIZED CONVERTER PROCEDURES MANUAL

Ford shall provide Manufacturer with a copy of its Ford Authorized Converter Procedures Manual (the “Manual”), setting forth the policies and procedures to be followed in the handling of Vehicles, including Vehicle orders, inventory accounting for Vehicles, repair of transportation damage and defective parts, special use chassis, and similar matters. Manufacturer shall abide by the policies and procedures as are set forth in the Manual. Ford reserves the right to change the Manual at any time.

4.     ORDERS

Manufacturer shall submit orders for Vehicles electronically or by other method specified by Ford in the Manual. Ford shall have no obligation to accept any such order or to deliver to Manufacturer on Bailment, any specific model or number of Vehicles, but may deliver to Manufacturer such number and type of Vehicles ordered by Manufacturer as Ford deems appropriate. Manufacturer shall provide to Ford, at Ford’s request, forecasts of Manufacturer’s requirements for Vehicles.

5.     RECEIPT AND INSPECTION PROCEDURES

Manufacturer shall examine Vehicles upon delivery and, upon satisfaction that the number of Vehicles received as shown on the documents is accurate, accept delivery and sign the invoices, delivery receipts, damage reports and other documents specified by Ford (“Acceptance of Delivery”). Ford shall deliver the Vehicles to Manufacturer at the locations listed in Exhibit A or at such other locations as may be approved by Ford, in writing from time to time. Ford shall not be responsible for any delay in delivering the Vehicles to Manufacturer.

6.     COMMENCEMENT QF BAILMENT

The Bailment begins upon Manufacturer’s Acceptance of Delivery (“Commencement of the Bailment”). Such acceptance constitutes acknowledgement that the Vehicle was received in the condition, quantity and state described.

7.     STORAGE

(a) Upon Commencement of the Bailment, Manufacturer shall maintain Vehicles at Manufacturer’s location, at no charge to Manufacturer, for no more than 90 days. If there is no purchaser for the End Product after 90 days from Commencement of the Bailment, storage charges will begin to accrue on the Vehicle (“Storage Charge”). Beginning on the ninety-first (91st) day until such time that the Vehicle is re-billed to an Authorized Ford Dealer, Manufacturer shall pay daily Storage Charges to Ford as set forth below:

0 to 90 days:	No Charge
91-180 days:	Prime Rate plus 2 points
181-270 days:	Prime Rate plus 3 points
271-360 days:	Prime Rate plus 5 points
361 + days:	Prime Rate plus 8 points

Manufacturer’s Storage Charges shall appear in Ford Motor Credit Company’s Dealer Finance system on the first day of the month and shall be payable the same day (the 1st).  On a monthly basis, Ford will provide Manufacturer with information regarding the Storage Charges for each Vehicle.

i.             Manufacturer shall pay a daily storage charge based on the Invoice Amount of each vehicle beginning on the Storage Charge Start Date for such Vehicle, in an amount equal to the Prime Rate plus (2 point, 3 points, 5 points or 8 points as set forth above) as the “Storage Charge”. The term “Invoice Amount” shall mean that amount reflected on the applicable Vehicle invoice that can be accessed by Ford and Manufacturer via the Lason Vision system online at www.fleet.ford.com. The term “Prime Rate” means the interest rate for “Bank prime loans” under the column entitled “Week Ending” for the Friday preceding the last Monday of a calendar month as reported in the Federal Reserve Statistical Release No. H.15 (519) issued by the Federal Reserve Board.  In the event such Release is discontinued or modified to eliminate the reporting of a 30-day bank prime loans rate, then Ford will substitute, in its sole discretion, a comparable report or release of the bank prime loans rate published by a comparable source.

ii.          The Storage Charge will be calculated on the basis of 360-day year. For purposes of computing the Storage Charge on a Vehicle, the Storage Charge shall change on the first day of each month following the Storage Charge Start Date following any month in which there is a change in the Prime Rate. The Storage Charge in effect on the first day of a month shall be deemed to be in effect throughout such month.

(b) Vehicles shall be stored only at the locations approved by Ford in Exhibit A hereto or at such other locations as may be approved by Ford, in writing, from time to time. Unless otherwise agreed, all Vehicles shall be kept at the approved location, within a fenced and locked storage area, and shall be placed in an area within the storage area separate from that used by Manufacturer to store any other property. Manufacturer shall not move any Vehicles from the approved location to one not approved by Ford without first obtaining the written authorization of Ford. Ford shall have the right to enter onto Manufacturer’s premises, at reasonable times and upon prior reasonable notice, to inspect the Vehicles and Manufacturer’s records with respect thereto.

(c) Manufacturer, at its sole cost and expense, shall ensure that Vehicles do not deteriorate from a “like new” condition in appearance or quality during the period of storage. Vehicles in inventory over 30 days are to be inspected and maintained by Manufacturer in accordance with the vehicle inspection procedure outlined in the Manual.

(d) Upon request by Ford, any or all of the Vehicles shall be immediately returned to Ford as set forth in paragraph 9 herein.

8.     LOSS

Ford shall not be responsible for any delay in delivering the Vehicles to Manufacturer. Manufacturer shall assume all risks of loss with respect to the Vehicles, including all loss or damage that occurs despite Manufacturer’s exercise of reasonable care from the time that Manufacturer accepted the Vehicle and until the Bailment ends. Manufacturer is liable for any and all loss or shortage resulting from its failure to examine any shipment and for any damage and other loss resulting from its failure to comply with any shipping, loading, packaging, storage or other instructions issued by Ford.

9.     END OF BAILMENT

For each Vehicle, the Bailment shall end in one of the following ways (1) at the time that the Vehicle is sold by Ford to an Authorized Ford Dealer according to the procedures set forth in the Manual; or (2) upon authorized return of the Vehicle(s) to Ford by Manufacturer. Upon the occurrence of any of the following events set forth in (a) — (e) herein, the Vehicle(s) must be returned to Ford by Manufacturer at Manufacturer’s expense, to the place and in the manner requested by Ford; otherwise, if Ford requests such return of the Vehicle(s), Ford shall bear the expense: (a) Manufacturer becomes the subject of a bankruptcy petition filed in a court in any jurisdiction, whether voluntary or involuntary; (b) a receiver or trustee is appointed for all or a substantial portion of Manufacturer’s assets; (c) Manufacturer makes an assignment for the benefit of its creditors; (d) Manufacturer fails to perform any material covenant or obligation in this agreement; or (e) any representation or warranty in this agreement by Manufacturer ceases to be true and correct in all material respects.

10.  TITLE

Title to the Vehicles, is, and will at all times remain, the sole and exclusive property of Ford until sold by Ford to an Authorized Ford Dealer. Manufacturer has no property rights or interest in any of the Vehicles and cannot grant any rights or interest to a third party. Manufacturer has no right to transfer any Vehicle or to use it except as directed by Ford in this Agreement. Manufacturer has no right to retain possession of any Vehicle after receipt of a written demand, at any time, by Ford for return of the Vehicle. Neither this Agreement nor the Manufacturer’s obligations may be assigned either by Manufacturer’s own act or by operation of law.

11.  UCC FILINGS

Manufacturer authorizes Ford, at its option, to file UCC financing statement(s) evidencing this Bailment and Ford’s ownership of the Vehicles. Manufacturer represents that it is organized under the laws of the state of Delaware.

12.  NOTICE TO MANUFACTURER’S CREDITORS

Within 10 business days after the Effective Date of this Agreement, Manufacturer will (i) send each of its secured creditors and lienholders written notification that it is holding the Vehicles for Ford at Manufacturer’s facility, and (ii) provide to Ford a list of the creditors and lienholders notified, together with a copy of the written notification sent to secured creditors and lienholders. Manufacturer will certify to Ford that it has notified all known secured creditors and lienholders.

13.  USE OF VEHICLES

Subject to section 14 herein, Manufacturer shall not use the Vehicles in any manner other than to make modifications to the Vehicles after such the Vehicle is sold by Ford to an Authorized Ford Dealer. Manufacturer agrees that in no case shall it make any addition or modification to any Vehicle until it has been purchased by an Authorized Ford Dealer.

14.  SALE OF VEHICLE TO AUTHORIZED FORD DEALER; MODIFICATIONS

(a) Manufacturer shall notify Ford electronically or by other methods specified by Ford in the Manual when an Authorized Ford Dealer desires to purchase a Vehicle. Following such notification, Ford may sell such Vehicle to one of its Authorized Ford Dealers at such price and on such terms as Ford shall determine in its sole and exclusive discretion.

(b) Subject to section 14(e) below, Manufacturer agrees that in no case, prior to the Vehicle being purchased by an Authorized Ford Dealer from Ford, shall Manufacturer (i) make any Modification to any Vehicle; (ii) install any body or equipment thereon; or (iii) remove any Vehicle from the location approved by Ford.

(c) Manufacturer may transfer Vehicle(s) to other Manufacturers approved by Ford if Ford has given consent.

(d) The price and terms and conditions of the Modifications provided by Manufacturer to an Authorized Ford Dealer, and any improvements, modifications or changes thereto, shall be governed by a separate agreement between the Manufacturer and the Authorized Ford Dealer and Ford shall have no liability, obligation, or responsibility with respect thereto to any person, including without limitation, Manufacturer, Authorized Ford Dealer or other third Party.

(e) Ford may, from time to time, allow Manufacturer to make a Modification and/or install a body or equipment on certain Demonstrators or other such Vehicles authorized by Ford prior to such Vehicle being purchased by an Authorized Ford Dealer from Ford, provided that (i) Manufacturer obtains the prior written consent of Ford in each case; (ii) such Modifications and installations do not decrease the value of the Vehicle; (iii) such Vehicles are not driven unless authorized by Ford; and (iv) Manufacturer is entirely responsible for such Modification and installation made to the modified Vehicles. A Demonstrator Vehicle is a vehicle (i) authorized by Ford to be modified or upfit prior to being purchased by a Ford Dealer, and (ii) used for demonstration purposes only. Demonstrator vehicles must be enrolled in and meet the requirements of the Show Them The Value (“STTV”) Demonstrator Program for eligible Ford Authorized Converter Pool Accounts. STTV Demonstration Program details are available at www.sttvdemoprogram.com. The STTV Demonstrator Program is limited to eligible Pool Accounts and may be terminated by Ford at any time for any reason.

15.  DEMONSTRATOR VEHICLES

In addition to the terms and conditions for all bailed Vehicles set forth in this Agreement, Manufacturer shall strictly adhere to the terms and conditions set forth in this section 15 when using Demonstrator (Demo) Vehicles:

(a) Authorized Manufacturers shall utilize Demonstrator Vehicles only according to the terms and conditions set forth in the annual Show Them The Value Demonstrator Program announcement and website at www.sttvdemoprogram.com or according to other terms and conditions set forth by Ford from time to time. Use of Demo Vehicles according to Ford’s terms and conditions shall be considered the Allowable Use. Ford and Manufacturer agree that Demo Vehicles are on bailment from Ford to the Manufacturer. Ford lends the Demos to Manufacturer to be held and used by Manufacturer, only as a bailee of the Vehicle, in accordance with this Agreement and the terms and conditions of the respective STTV program. Demos shall not be removed from Manufacturer’s control without Ford’s prior written approval, other than for the Allowable Use purposes. Demos shall remain the property of Ford and Manufacturer shall bear the risk of loss or damage that occurs to Demos except for loss or damage arising from the sole negligence of Ford. The Demos shall at all times be properly used and maintained by Manufacturer. Ford shall have the right to enter onto Manufacturer’s premises at reasonable times to inspect or remove Demos. Manufacturer shall ensure that Demos are operated at all times in a safe, careful and lawful manner by legally qualified drivers who are employees of Manufacturer and stand in relations to the Manufacturer as employee to employer or are otherwise authorized by Manufacturer.

(b) With respect to taxes, fees, registration and other legally required permits and obligations for Demos Manufacturer shall:

i.                       obtain all necessary authorizations, permits, waivers or exemptions that may be required from a government agency to operate the Demos on public highways and assume responsibility for ensuring that if necessary, the Demo has been properly registered and titled, including any required inspections or testing, in accordance with the laws of the jurisdiction where the Demo will be primarily used.

ii.                    pay all occupational taxes and governmental charges imposed (and all increases therein), including any permits, special permits, licenses or taxes required by the business of Manufacturer

iii.                 pay any tolls or similar usage fees resulting from operation.

iv.                be responsible for any fines levied as a result of moving, parking, toll, or similar vehicle violations.

v.                   pay any taxes or fees currently in force (and all increases therein) or which hereafter may be enacted and become due and payable with respect to the Manufacturer’s possession and use of the Demo.

vi.                pay emissions tests.

(c) With respect to maintenance, repairs, and use of Demos, Manufacturer shall:

i.                  make all major repairs necessary to maintain the Vehicle in good working order and condition. Title to all such repairs shall vest in Ford.

ii.                    repair or cause to be repaired said vehicle(s) while in use by Manufacturer. All repairs and servicing shall be done by qualified service personnel at authorized Ford, Lincoln, or Mercury dealerships.

inspect the Vehicle upon delivery and by acceptance thereof is deemed to find the Vehicle in good working order and condition.

iv.                     maintain the Vehicle in good working order and condition, properly serviced and greased, and comply in every respect with the provisions of this agreement, and of the manufac-turer’s owner manual.

v.                        reimburse Ford for any repairs caused by abuse, misuse, negligence or intentional wrongful acts of manufacturer.

vi.                     provide or cause to be provided at its own expense, any repairs or service not completed at authorized Ford, Lincoln, or Mercury dealerships.

vii.                  pay for all gasoline and for all washing, parking, garage, highway road service, tolls and fines required or incurred in connection with the operation of the Vehicle.

viii.               not use or operate or allow the Vehicle to be operated in violation of any federal, state, local or provincial law, rule regulation or ordinance including those pertaining to the age and licensing of drivers, the disclosure of Ford’s interest in the Vehicle, or other requirements or limitations.

ix.                       under no circumstances, disconnect any odometer or other mileage recording device nor use or operated the Vehicle in a manner subjecting it to depreciation above the normal depreciation associated with general commercial use.

x.                          not use or operate the Vehicle for any illegal purpose or by a person under the influence of alcohol or narcotics.

xi.                       not use or operate the vehicle in any manner or for any purpose that would cause any insurance specified in this Agreement to be suspended, cancelled, held inapplicable or increased in cost.

xii.                    not use or operate the demo outside of the continental United States, without Ford’s express written consent.

xiii.                 use, operate, and test the Vehicle only in accordance with the terms and provisions of any such authorization, permit, waiver or exemption, and expressly agrees, in addition to the indemnify obligations of Manufacturer set forth in Section 19 of this Agreement, to indemnify and hold harmless Ford from and against any and all damages, suits, actions, claims, costs or expenses arising from, or connected with, any violation or noncompliance with any of the terms and provisions of any such authorization, permit, waiver or exemption by, or resulting from the action or inaction of, Manufacturer or any of its agents or employees.

16.    PREDELIVERY

Manufacturer agrees to perform Pre-delivery Inspection on the Vehicle portion of each End Product prior to delivery to the Authorized Ford Dealer in strict accordance with the Body and Conversion Companies Pre-delivery Inspection Application.

17.    COMPLIANCE WITH LAWS AND REGULATIONS

In the interest of protecting the reputation of the products of Manufacturer and Ford, and maintaining customer goodwill, Manufacturer agrees to:

(a) employ components and workmanship of high commercial quality in the manufacture of End Products and to assure that End Products conform in all respects to applicable Federal and State laws, rules and regulations; and,

(b) provide assistance to Ford in communicating promptly, when necessary, with the first retail purchasers of End Products. To that end, Manufacturer agrees to secure and maintain records of the names and addresses of the first retail purchasers of End Products.

18.    LABELING

Manufacturer shall affix to all Vehicles such labels as Ford supplies (if not already affixed) and maintain the labels in place.

19.    INDEMNIFICATION

Ford and Manufacturer recognize that the burden of defending against product liability allegations, whether or not meritless or frivolous, should be borne by the party whose alleged negligence, wrongdoing or defective product is at issue, regardless of whether it is a party to the particular litigation. The parties also recognize that, under existing law, there are circumstances where a claimant may sue only one party even though the defect, wrongdoing or negligence alleged is the principal responsibility of the other party. The parties also recognize that this results in the named defendant bearing more than its fair share of the cost of the litigation. In order to avoid possible controversy between the parties as to which shall defend such litigation, or bear the cost of defending such litigation, including the cost of settlements or verdicts, the parties agree as follows:

(a) Indemnification by Ford. With respect to any Vehicle supplied by Ford to Manufacturer, Ford shall indemnify, hold harmless and protect Manufacturer from any loss, damage or expense, including, without limitation, settlements, judgments, expert fees and reasonable attorney’s fees, resulting from or related to lawsuits, complaints or claims against Manufacturer for property damage or personal injury where Manufacturer’s liability, if any, arises solely because of a defect in manufacture, assembly, materials or design for which Ford alone is responsible.

(b) Manufacturer, and/or its product liability insurance carrier, shall cooperate fully in the defense of the action as Ford, and/or its Product liability insurance carrier, may reasonably require. Ford shall have the right to assume Manufacturer’s defense at any time, provided that Ford acknowledges Manufacturer’s right to indemnity under this provision.

(c) Indemnification by Manufacturer. With respect to any Vehicle supplied by Ford to Manufacturer, Manufacturer or its contractors, subcontractors, vendors, agents and/or employees, shall indemnify, hold harmless and protect Ford from any loss, damage or expense, including, without limitation, settlements, judgments, expert fees, and attorney’s fees, resulting from or related to lawsuits, complaints or claims against Ford for property damage or personal injury, where Ford’s liability, if any, arises solely from modifications or additions made by Manufacturer or from processing of Vehicles by Manufacturer. Liability on the part of Ford which arises, if at all, because Ford knew or should have known that the processing, modification or additions made by Manufacturer were negligent, improper or defective, or that Ford expressly or impliedly approved the modifications or additions made by Manufacturer, shall be deemed to be liability which arises “solely from processing, modifications or additions made by Manufacturer” within the meaning of this paragraph. However, Manufacturer shall not be obligated to indemnify Ford if the modifications or additions were made or the processing was conducted pursuant to express written instructions provided by Ford.

(d) Manufacturer’s Duty to Defend. Ford shall notify Manufacturer of any lawsuit, complaint or claim that Ford has reason to believe may be covered by this indemnity provision. If Ford’s alleged liability arises solely from modifications or additions made by Manufacturer or processing conducted by Manufacturer not pursuant to express written instructions from Ford, and if Manufacturer’s investigation discloses no basis for Ford’s liability other than the allegations in the lawsuit, complaint, or claim, Manufacturer shall assume Ford’s defense upon Ford’s request. Ford and/or its product liability carrier shall cooperate fully in the defense of the action as Manufacturer, or its product liability carrier, may reasonably require. Manufacturer shall have the right to assume Ford’s defense at any time, provided that Manufacturer acknowledges Ford’s right to indemnity under this provision.

(e) Cross-Claims or Third Party Complaints. Neither party shall file cross-claims or third-party complaints against the other without notifying the other in advance. Where practicable, the notice should be given sufficiently in advance to allow thorough discussion of alternatives to such filing.

(f) Contributions to Settlement. In the appropriate case, the parties shall, where settlement is or may be warranted, make a reasonable effort to agree upon the amount each party shall contribute to settlement, based upon the nature of the plaintiffs allegations. For example, if the case involves an allegation that a Manufacturer’s component is defective, a reasonable allocation would require the Manufacturer to contribute all or most of any settlement amount. If, however, the allegation concerns a component supplied by Ford, a reasonable allocation would require Ford to contribute all or most of any settlement amount. It is recognized that there shall be cases of multiple allegations with respect to each party and that allocation of responsibility shall be dependent on the circumstances of the case.

(g) Contributions to Adverse Judgment. If the case, for any reason, does not settle, the parties shall, in advance of trial, make a reasonable attempt to agree upon the extent to which each company shall contribute to satisfy any adverse judgment or verdict that may be returned, based upon the principles set forth in the preceding paragraph. Based on these principles, the parties shall likewise attempt to agree upon the extent to which each shall contribute to the cost of defending the litigation, including attorney’s fees.

(h) Unilateral Settlement; Notifying Other Party. In cases where both parties are named defendants, neither party shall unilaterally enter into a settlement agreement without giving reasonable notice to, and consulting in advance with, the other party.

20.    INSURANCE

At its sole cost and expense, Manufacturer shall procure and maintain insurance continuously throughout the term of this Agreement from such companies as are acceptable to Ford and listed in the current “Best’s Insurance Guide” as possessing a minimum policy holders rating of “A-” (Excellent) and a financial category no lower than “VI” ($25,000,000 to $50,000,000 of adjusted policyholders surplus). The following insurance shall cover Manufacturer activities under this Agreement whether such activities are by itself or by any Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

(a) Liability Insurance

•                       Workers’ Compensation insurance for statutory limits or a State certificate of self insurance, and employer’s liability insurance for not less than one million ($1,000,000) per occurrence.

•                       Occurrence type commercial general liability insurance, including products and completed operations, but not limited to blanket contractual coverage, for bodily injury including death, personal injury, and property damage with limits of not less than ten million ($10,000,000) combined single limit per occurrence.

•                       Comprehensive Automobile liability insurance covering all owned, non-owned and hired vehicles, with limits of not less than five million ($5,000,000) combined single limit per occurrence.

(b) With the exception of Workers’ Compensation, each insurance policy listed above, and any excess or umbrella policy carried by Manufacturer with additional limits than those specified above, must name Ford Motor Company (or the appropriate Company subsidiary or affiliate) as an additional insured under the policy(s). All insurance policies of the Manufacturer shall be endorsed to state that the policy will be primary, and will not be excess to or contributory with, any self-insurance or insurance policies carried by Ford. The insurance policy shall provide that the policy may not be cancelled or materially altered without 30 days prior written notice to Ford. Manufacturer shall furnish to Ford an acceptable certificate of insurance evidencing the coverage required herein. The furnishing of acceptable evidence of required coverage should not relieve Manufacturer from any liability or obligation for which it is otherwise responsible to Ford.

(c) Manufacturer shall require that its subcontractors procure and/or maintain insurance coverage at the limits described above. Manufacturer shall indemnify and be fully responsible for any cost to Ford resulting from said subcontractor’s failure to procure and/or maintain said insurance.

21.   TAXES

Unless otherwise agreed by the parties, Ford shall report, bear, and pay all applicable personal property taxes on Vehicles and Manufacturer shall report, bear, and pay all applicable personal property taxes on Modifications. In the event a tax jurisdiction issues a forced assessment against one party for the full value of End Products, each party agrees to indemnify the other for the assessment amount attributable to their respective property.

22.   WARRANTIES

(a) No warranty obligation of Ford for any Vehicle shall be more extensive than Ford’s warranty obligation for such Vehicle under Ford’s warranty to retail purchasers and shall be expressly IN LIEU OF ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, CONDITIONS OR REPRESENTATIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH THE REMEDY SET FORTH THEREIN AS THE SOLE AND EXCLUSIVE REMEDY THEREUNDER.

(b) With each Vehicle delivered by Manufacturer to Authorized Ford Dealers, or retail customers on an Authorized Ford Dealers’ behalf, Manufacturer shall deliver copies of any applicable Ford warranty and an Owner’s Guide, owner registration card and such other consumer and operating material as Ford generally provides with that model of Vehicle.

(c) The warranty obligations of Ford (and any governmental certification made by Ford) shall cover only the Vehicles as manufactured by Ford and provided to Manufacturer, and shall not extend to any addition, modification or change of or to the Vehicle by Manufacturer as a Final Stage Manufacturer. Ford’s warranty does not cover any failures of a Ford component usually covered by the Ford warranty if such failure is caused by any addition, modification, or change to the Vehicle once the Vehicle has left Ford’s possession. In such event, the cost of repair and any related charges shall be paid for by Manufacturer and shall in no event be covered by Ford’s warranty.

23.    TERMINATION

(a) This Agreement may be terminated by either party, at any time, for any reason, with or without cause, by written notice to the other party.

(b) Either party may terminate this Agreement for cause, upon the occurrence of any of the following events: (i) the other Party becomes the subject of a bankruptcy petition filed in a court in any jurisdiction, whether voluntary or involuntary; (ii) a receiver or trustee is appointed for all or a substantial portion of the other Party’s assets; (iii) the other Party makes an assignment for the benefit of its creditors; (iv) the other Party fails to perform any material covenant or obligation in the Agreement; or (v) any representation or warranty in the Agreement made by the other party ceases to be true and correct in all material respects.

(c) Written Notice of termination shall be delivered personally or by certified mail, return receipt requested to the person and at the address provided herein for Notice. Termination shall be effective at the end of the thirtieth (30) calendar day after the day of receipt of such written Notice or at such later time as may be agreed to in writing by the Parties.

(d) Upon termination of the Agreement by either party, Manufacturer shall fully cooperate with Ford in returning to Ford all Vehicles in its possession. Upon termination of this Agreement by Ford for the reasons set forth in subsection (b) of this paragraph, all Vehicles in the possession of Manufacturer must be returned to Ford by Manufacturer at Manufacturer’s expense, to the place and in the manner requested by Ford, and Ford shall have the right to cancel any and all shipments scheduled for Manufacturer after Ford gives such Notice.

(e) Ford shall have no other obligations to Manufacturer upon termination of this Agreement except those set forth in this Section 23.

24.    FINANCIAL INFORMATION

On a quarterly basis, or as otherwise requested by Ford, Manufacturer will provide the most current Financial Reports: (a) for the Manufacturer; and, (b) for any Related Company of Manufacturer involved in the converter business or in financing the Manufacturer.  Financial Reports include income statements, balance sheets, cash flow statements and supporting data. Ford may use Financial Reports provided only to assess Manufacturer’s ongoing ability to perform its obligations under this Agreement and for no other purpose, unless Manufacturer agrees otherwise in writing. Ford agrees that it shall protect the disclosed Financial Reports by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Financial Reports as Ford uses to protect its own confidential information of a like nature. Ford is permitted to disseminate the Financial Reports to its employees and those employees of any of its subsidiaries, its parent company and any of its parent company’s subsidiaries, provided such employees are made fully aware of the obligation of confidentiality contained within this Agreement. Manufacturer certifies that any information contained in the Financial Reports shall be true, correct and complete and that the financial information therein fairly presents the financial condition of Manufacturer in accordance with generally accepted accounting principles. Manufacturer acknowledges and intends that Ford shall rely, and shall have the right to rely, on such information. For the purpose of this Agreement, a Related Company is any parent company of Manufacturer and any subsidiary or affiliate in which any of them owns or controls at least 25% of the voting stock, partnership interest or other ownership interest. If requested by Ford, Manufacturer will provide to Ford Letters of Credit and/or Personal Guarantees and/or Corporate Guarantees. Such letters of Credit, Personal Guarantees, Corporate Guarantees and Financial Statements will be collected from Manufacturer by Ford Motor Credit Company on behalf of Ford.

25.    GENERAL TERMS

(a) This agreement shall bind Ford when signed by a duly authorized representative of Manufacturer and when it bears the signature of Ford’s Commercial Truck Director. No waiver or modification of any term of this Agreement, or creation of additional terms, shall be valid or binding upon Ford unless made in writing as set forth above. The failure by either party to enforce any term of this Agreement at any future time shall not be considered a waiver of any right or remedy available hereunder or by law.

(b) This Agreement does not constitute either party the agent or legal representative of the other party for any purpose whatsoever.

(c) This Agreement shall be effective as of the Effective Date set forth herein and shall terminate and supersede any other agreements concerning Vehicles between the parties and constitutes the entire and complete agreement between the parties with respect to the subject matter hereof and there are no other agreements between them, either oral or written, respecting the subject matter hereof.

(d) This Agreement and all transactions hereunder, including shall be governed by and construed in accordance with the laws of the State of Michigan as if entirely performed therein.

(e) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of the transmission received by the sender), one business day after being delivered to a nationally recognized overnight courier with next day delivery specified or three business days after mailing by certified or registered U.S. Mail, return receipt requested, with first class postage prepaid, unless otherwise set forth in this Agreement, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) (“Notice”):

(i)if to Ford, to:

Ford Motor Company

One American Road

Dearborn, Michigan 48126

Attention: Secretary’s Office

Facsimile No.: (313) 248-7613

with a copy to:

Ford Motor Company

Director Commercial Truck

6N233

16800 Executive Plaza Drive

Dearborn, Michigan 48126

(ii) if to Manufacturer, to:

Supreme Indiana Operations

2581 E. Kercher Road

Goshen, IN 46528

(f) Manufacturer may not assign this Agreement or delegate performance of its obligations hereunder without the prior written consent of Ford.

(g) Notwithstanding anything in this Agreement to the contrary, Ford shall have the right to amend, modify or change this Agreement in case of legislation, government regulation or changes in circumstances beyond the control of Ford that might affect materially the relationship between Ford and Manufacturer. Further, Ford may, by notice to Manufacturer, amend this Agreement as to matters that in Ford’s reasonable judgment, do not adversely affect Manufacturer.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the execution date set forth below. The Effective Date of this Agreement shall be as defined herein above.

The parties have reviewed this document with legal counsel of their choice.

Manufacturer:		Ford:

By:	/s/ Jeffery D. Mowery	By:	/s/
Title: Vice President-Finance		Title: Director Commercial Truck
Execution Date:	November 1, 2010	Execution Date:	November 1, 2010

Exhibit A

Ford Converter Pool Authorized Delivery Locations

22135 Alessandro Blvd.
Moreno Valley, CA 92553

2450 Progress Way
Woodburn, OR 97071

2581 East Kercher Road
Goshen, IN 46526

531 Hwy. 41 Bypass
Griffin, GA 30224

500 West Commerce Street
Cleburne, TX 76031

3050 Dee Street
Apopka, FL 32703

411 Jonestown Road
Jonestown, PA 17038